FOR  ADDITIONAL INFORMATION:
                                             Stan Lampe
                                             (606) 815-4061

                                             FOR IMMEDIATE RELEASE
                                             October 5, 1999

Ashland Inc. CEO discusses
Arch Coal investment options

Covington, Ky. - In an interview with a national reporter, Ashland Inc. (NYSE:ASH) Chairman and Chief Executive Officer Paul W. Chellgren indicated that the company was making progress on its study to explore strategic alternatives for its investment in Arch Coal, Inc. (NYSE: ACI), a St. Louis-based company.
          "At this point, a tax-free spin to our shareholders would seem to be our preferred path," Chellgren said. "However, we cannot take such action unilaterally, and so we have begun discussions with a special committee of the Arch Coal board. It will require a negotiated agreement with that special committee, as well as approval by the Arch shareholders, and a favorable ruling from the Internal Revenue Service. It could take several months to complete this process," he concluded.
          On June 22, Ashland announced that it had retained the investment banking firm of Goldman Sachs to assist in the search for alternatives for its investment in Arch Coal. Ashland owns 58-percent of Arch.
          Ashland Inc. (NYSE:ASH) is a diversified company with wholly owned operations in distribution, specialty chemicals, motor oil and car care products, and highway construction. Ashland Distribution Company is the largest distributor of chemicals, plastics and fiber reinforcements in North America, a leading distributor of fine ingredients in North America, and a leading Pan-European distributor of plastics. Ashland Specialty Chemical Company is a leading, worldwide supplier of specialty chemicals. Valvoline's major consumer brands include Valvoline-R- motor oils, Eagle One-R- appearance products, Zerex-R- antifreeze, Pyroil-R- Performance Products and Valvoline SynPower-R- automotive chemicals. APAC is the nation's largest highway contractor with operations in 14 southern and midwestern states. Ashland also has a 38-percent equity interest in Marathon Ashland Petroleum LLC and a 58-percent equity interest in Arch
Coal, Inc. (NYSE:ACI).  Ashland's Internet address is http://www.ashland.com.